                        AGREEMENT AND PLAN OF MERGER

                                   among

                 PCT Holdings, Inc., a Nevada corporation,


          Morel Acquisition Corporation, a Washington corporation,


             Morel Industries, Inc., a Washington corporation,

                              Stephen L. Morel

                                    and

                                 Mark Morel



                       Dated as of November 30, 1995

                             TABLE OF CONTENTS


ARTICLE 1.     THE MERGER. . . . . . . . . . . . . . . . . .  1

     1.1  Effective Date . . . . . . . . . . . . . . . . . .  1
     1.2  Conversion of Acquisition Stock. . . . . . . . . .  1
     1.3  Conversion of Morel Common Stock . . . . . . . . .  2
     1.4  Surrender of Morel Common Stock Certificates . . .  2
     1.5  Effect of Merger . . . . . . . . . . . . . . . . .  2

          1.5.1     Rights and Interests . . . . . . . . . .  2
          1.5.2     Liabilities and Obligations. . . . . . .  2

     1.6  Corporate Matters. . . . . . . . . . . . . . . . .  2

          1.6.1     Articles of Incorporation. . . . . . . .  2
          1.6.2     Bylaws . . . . . . . . . . . . . . . . .  2
          1.6.3     Directors. . . . . . . . . . . . . . . .  3
          1.6.4     Officers . . . . . . . . . . . . . . . .  3
          1.6.5     Principal Offices. . . . . . . . . . . .  3

     1.7  Closing. . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2.     REPRESENTATIONS AND WARRANTIES. . . . . . . .  3

     2.1  Representations and Warranties of Morel and the
          Shareholders . . . . . . . . . . . . . . . . . . .  3

          2.1.1   Incorporation; Qualification; Articles
                  and Bylaws . . . . . . . . . . . . . . . .  3
          2.1.2   Capitalization and Title to
                  Outstanding Capital Stock. . . . . . . . .  3
          2.1.3   No Subsidiaries. . . . . . . . . . . . . .  4
          2.1.4   Authority; Authorization . . . . . . . . .  4
          2.1.5   Financial Matters. . . . . . . . . . . . .  4
          2.1.6   Litigation . . . . . . . . . . . . . . . .  5
          2.1.7   Absence of Changes . . . . . . . . . . . .  6
          2.1.8   Taxes. . . . . . . . . . . . . . . . . . .  7
          2.1.9   Compliance with Laws . . . . . . . . . . .  8
          2.1.10  Contracts. . . . . . . . . . . . . . . . .  8
          2.1.11  Intellectual Property. . . . . . . . . . .  9
          2.1.12  Insurance. . . . . . . . . . . . . . . . .  9
          2.1.13  Environmental Matters. . . . . . . . . . .  9
          2.1.14  Labor Matters. . . . . . . . . . . . . . . 10
          2.1.15  Employee Benefit Matters . . . . . . . . . 11
          2.1.16  Other Employee Matters . . . . . . . . . . 12
          2.1.17  Title to and Condition of Property . . . . 12
          2.1.18  Permits and Licenses . . . . . . . . . . . 13
          2.1.19  Certain Interests. . . . . . . . . . . . . 13
          2.1.20  Certain Payments . . . . . . . . . . . . . 13
          2.1.21  Consents and Approvals . . . . . . . . . . 13
          2.1.22  Records. . . . . . . . . . . . . . . . . . 13

          2.1.23  Product Warranties, Recalls and
                  Liabilities  . . . . . . . . . . . . . . . 13
          2.1.24  Brokers and Finders. . . . . . . . . . . . 14
          2.1.25  Customers and Suppliers. . . . . . . . . . 14
          2.1.26  Restrictive Covenants. . . . . . . . . . . 14
          2.1.27  Reliance . . . . . . . . . . . . . . . . . 14

     2.2  Representations and Warranties of PCTH and
          Acquisition. . . . . . . . . . . . . . . . . . . . 14

          2.2.1   Incorporation; Qualification; Articles
                  and Bylaws . . . . . . . . . . . . . . . . 14
          2.2.2   Capitalization and Title to
                  Outstanding Capital Stock. . . . . . . . . 14
          2.2.3   Title to Shares. . . . . . . . . . . . . . 15
          2.2.4   Authority; Authorization . . . . . . . . . 15
          2.2.5   Financial Matters. . . . . . . . . . . . . 15
          2.2.6   Litigation . . . . . . . . . . . . . . . . 16
          2.2.7   Absence of Changes . . . . . . . . . . . . 16
          2.2.8   Consents and Approvals . . . . . . . . . . 16
          2.2.9   Brokers and Finders. . . . . . . . . . . . 17
          2.2.10  Accuracy of Federal and State
                  Securities Filings . . . . . . . . . . . . 17

ARTICLE 3.     PRE-CLOSING CONDUCT AND AGREEMENTS. . . . . . 17

     3.1  Representations and Warranties . . . . . . . . . . 17
     3.2  Properties and Records . . . . . . . . . . . . . . 17

          3.2.1   Access . . . . . . . . . . . . . . . . . . 17
          3.2.2   Confidentiality. . . . . . . . . . . . . . 17

     3.3  Corporate Issues . . . . . . . . . . . . . . . . . 18

          3.3.1   Governing Documents. . . . . . . . . . . . 18
          3.3.2   Capital Stock. . . . . . . . . . . . . . . 18

     3.4  Conduct of Morel's Business. . . . . . . . . . . . 18

          3.4.1   Properties and Assets. . . . . . . . . . . 18
          3.4.2   Compensation . . . . . . . . . . . . . . . 18
          3.4.3   Indebtedness . . . . . . . . . . . . . . . 19
          3.4.4   Leases . . . . . . . . . . . . . . . . . . 19
          3.4.5   Payments . . . . . . . . . . . . . . . . . 19
          3.4.6   Contracts and Agreements . . . . . . . . . 19
          3.4.7   Shipments. . . . . . . . . . . . . . . . . 19
          3.4.8   Insurance. . . . . . . . . . . . . . . . . 19

     3.5  Public Announcements . . . . . . . . . . . . . . . 19
     3.6  Notice of Breach . . . . . . . . . . . . . . . . . 19

          3.6.1   By Morel and the Shareholders. . . . . . . 19
          3.6.2   By PCTH and Acquisition. . . . . . . . . . 19

ARTICLE 4.     CONDITIONS TO CLOSING . . . . . . . . . . . . 20

     4.1  Conditions to the Obligations of PCTH and
          Acquisition. . . . . . . . . . . . . . . . . . . . 20

          4.1.1   Authority. . . . . . . . . . . . . . . . . 20
          4.1.2   Representations and Warranties . . . . . . 20
          4.1.3   Morel's and Shareholders' Performance. . . 20
          4.1.4   No Material Adverse Change . . . . . . . . 20
          4.1.5   Approvals; Consents. . . . . . . . . . . . 20
          4.1.6   Certificate. . . . . . . . . . . . . . . . 20
          4.1.7   Capital Stock. . . . . . . . . . . . . . . 20
          4.1.8   Lena Morel Debt. . . . . . . . . . . . . . 20
          4.1.9   Shareholders' Accounts Receivable. . . . . 20
          4.1.10  Shareholders Agreement . . . . . . . . . . 21
          4.1.11  Employment Agreements. . . . . . . . . . . 21
          4.1.12  Further Documents. . . . . . . . . . . . . 21

     4.2  Conditions to the Obligations of Morel and the
          Shareholders . . . . . . . . . . . . . . . . . . . 21

          4.2.1   Authority. . . . . . . . . . . . . . . . . 21
          4.2.2   Securities Filings . . . . . . . . . . . . 21
          4.2.3   Representations and Warranties True at
                  the Effective Date . . . . . . . . . . . . 21
          4.2.4   PCTH's and Acquisition's Performance . . . 21
          4.2.5   President's Certificate. . . . . . . . . . 21
          4.2.6   Delivery of Shares . . . . . . . . . . . . 21
          4.2.7   Registration Rights Agreement. . . . . . . 21
          4.2.8   Employment Agreements. . . . . . . . . . . 22
          4.2.9   Further Documents. . . . . . . . . . . . . 22

ARTICLE 5.     POST-CLOSING CONDUCT AND AGREEMENTS . . . . . 22

     5.1  PCTH Contribution. . . . . . . . . . . . . . . . . 22

          5.1.1   Specific Debts . . . . . . . . . . . . . . 22
          5.1.2   Working Capital. . . . . . . . . . . . . . 22
          5.1.3   Characterization . . . . . . . . . . . . . 22

     5.2  Boards of Directors. . . . . . . . . . . . . . . . 22
     5.3  Personal Property. . . . . . . . . . . . . . . . . 22
     5.4  Insurance. . . . . . . . . . . . . . . . . . . . . 22
     5.5  Employee Plans . . . . . . . . . . . . . . . . . . 22
     5.6  Attorneys' Fees. . . . . . . . . . . . . . . . . . 23
     5.7  Further Actions. . . . . . . . . . . . . . . . . . 23

ARTICLE 6.     INDEMNIFICATION . . . . . . . . . . . . . . . 23

     6.1  Indemnification by the Shareholders. . . . . . . . 23

          6.1.1   General Indemnification. . . . . . . . . . 23
          6.1.2   Specific Indemnification . . . . . . . . . 23

     6.2  Indemnification by PCTH. . . . . . . . . . . . . . 23
     6.3  Limits on Indemnification. . . . . . . . . . . . . 24

          6.3.1   Limits on Liability of the
                  Shareholders . . . . . . . . . . . . . . . 24
          6.3.2   Limits on Liability of PCTH. . . . . . . . 24

     6.4  Indemnification Procedure. . . . . . . . . . . . . 25

          6.4.1   Third Party Claims . . . . . . . . . . . . 25
          6.4.2   Non-Third Party Claims . . . . . . . . . . 25

     6.5  Rights Not Exclusive . . . . . . . . . . . . . . . 26

ARTICLE 7.     TERMINATION . . . . . . . . . . . . . . . . . 26

     7.1  Right to Terminate . . . . . . . . . . . . . . . . 26

          7.1.1   Mutual Consent . . . . . . . . . . . . . . 26
          7.1.2   Delay. . . . . . . . . . . . . . . . . . . 26
          7.1.3   Breach by PCTH or Acquisition. . . . . . . 26
          7.1.4   Breach by Morel or the Shareholders. . . . 26

     7.2  Certain Obligations to Cease . . . . . . . . . . . 26

ARTICLE 8.     MISCELLANEOUS PROVISIONS. . . . . . . . . . . 26

     8.1  Exhibits; Schedules. . . . . . . . . . . . . . . . 26
     8.2  Governing Law. . . . . . . . . . . . . . . . . . . 27
     8.3  Notices. . . . . . . . . . . . . . . . . . . . . . 27
     8.4  No Assignment. . . . . . . . . . . . . . . . . . . 28
     8.5  Titles and Captions. . . . . . . . . . . . . . . . 28
     8.6  Waiver . . . . . . . . . . . . . . . . . . . . . . 28
     8.7  Amendment. . . . . . . . . . . . . . . . . . . . . 28
     8.8  Severability . . . . . . . . . . . . . . . . . . . 28
     8.9  Rights and Remedies. . . . . . . . . . . . . . . . 29
     8.10 Attorneys' Fees. . . . . . . . . . . . . . . . . . 29
     8.11 Counterparts . . . . . . . . . . . . . . . . . . . 29
     8.12 Entire Agreement . . . . . . . . . . . . . . . . . 29

EXHIBITS:

     Exhibit A - Articles of Merger
     Exhibit B - Bylaws of Surviving Corporation
     Exhibit C - Registration Rights Agreement
     Exhibit D - Lena Morel Promissory Note
     Exhibit E - Stephen L. Morel Employment Agreement
     Exhibit F - Mark Morel Employment Agreement

SCHEDULES:

     Schedule 2.1.2      Capitalization
     Schedule 2.1.5(b)   Absence of Undisclosed Liabilities
     Schedule 2.1.5(c)   Accounts Receivable
     Schedule 2.1.6      Litigation
     Schedule 2.1.7      Absence of Changes
     Schedule 2.1.8      Taxes
     Schedule 2.1.9      Compliance With Laws
     Schedule 2.1.10     Contracts
     Schedule 2.1.12     Insurance Policies
     Schedule 2.1.13     Environmental Matters
     Schedule 2.1.14     Labor Matters
     Schedule 2.1.15     Employee Benefit Matters
     Schedule 2.1.17(a)  Real Property
     Schedule 2.1.17(b)  Tangible Personal Property
     Schedule 2.1.18     Permits & Licenses
     Schedule 2.1.19     Certain Interests
     Schedule 2.1.21     Consents and Approvals
     Schedule 2.1.22     Records
     Schedule 2.1.23     Product Warranties, Recall and Liabilities
     Schedule 2.1.25     Customers and Suppliers
     Schedule 2.2.2      Capital Stock of PCTH
     Schedule 2.2.7      Absence of Changes (PCTH)
     Schedule 2.2.8      Consents and Approvals (PCTH)
     Schedule 5.1        Partial Use of Proceeds from PCTH
                            Capital Contribution
     Schedule 5.3        Shareholder's Personal Property

                        AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of November 30, 1995, by and among PCT HOLDINGS, INC., a Nevada corporation ("PCTH"), MOREL ACQUISITION CORPORATION, a Washington corporation and wholly owned subsidiary of PCTH ("Acquisition"), MOREL INDUSTRIES, INC., a Washington corporation ("Morel"), and STEPHEN L. MOREL and MARK MOREL (together, the "Shareholders"). Acquisition and Morel are sometimes referred to in this Agreement as the "Merging Corporations."

                                  RECITALS
                                  --------

     A. Morel is the owner and operator of an aluminum casting foundry located in Entiat, Washington.

     B. The Boards of Directors of Morel, Acquisition and PCTH have determined that it is advisable and in the best interests of the respective corporations for Acquisition to merge with and into Morel, with Morel being the survivor and becoming a wholly-owned subsidiary of PCTH, in consideration for which all 416 issued and outstanding shares of Morel's voting common stock (the "Morel Common Stock") would be converted into common stock, $.001 par value, of PCTH (the "PCTH Common Stock"), as described in this Agreement (the "Merger"), in a statutory merger pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the applicable merger provisions of the Washington Business Corporation Act (the "Washington Act").

     C. The Shareholders are the holders of all of the Morel Common Stock, and, under Morel's Articles of Incorporation and Washington law, are the only shareholders of Morel entitled to vote upon the Merger.

                                 AGREEMENT
                                 ---------

     For valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

                                 ARTICLE 1.

                                 THE MERGER

     1.1 Effective Date. The Merger shall be effective on the date on which Articles of Merger and a Plan of Merger, in substantially the form attached as Exhibit A (together, the "Articles of Merger") are filed with the office of the Secretary of State of the State of Washington (the "Effective Date"). On the Effective Date, Acquisition shall be merged with and into Morel, the separate existence of Acquisition shall cease, and the Merging Corporations shall become a single corporation named "Morel Industries, Inc.," which shall be referred to in this Agreement as the "Surviving Corporation."

     1.2 Conversion of Acquisition Stock. Upon effectiveness of the Merger, each share of the common stock of Acquisition issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Morel Common Stock. All such shares of Morel Common Stock shall be fully paid and nonassessable and shall be held by PCTH as of the effectiveness of the Merger.

     1.3 Conversion of Morel Common Stock. As consideration to the Shareholders for the Merger, each share of Morel Common Stock issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into and exchanged for 2,163.461 shares of PCTH Common Stock, for an aggregate of 900,000 shares of PCTH Common Stock (the "Shares").

     1.4 Surrender of Morel Common Stock Certificates. At the Closing (as defined in Section 1.7), the Shareholders shall surrender for cancellation their certificates representing all of the Morel Common Stock to PCTH or to its agent designated for such purpose, and the Shareholders shall be entitled to receive certificates representing the Shares.

     1.5  Effect of Merger.

          1.5.1 Rights and Interests. As of the Effective Date, (a) Surviving Corporation shall possess all of the rights, privileges, powers and franchises of each of the Merging Corporations, of a public as well as a private nature, (b) Surviving Corporation shall become subject to all of the restrictions, disabilities and duties of each of the Merging Corporations, (c) all the singular rights, privileges, powers and franchises of each of the Merging Corporations and all property, real, personal and mixed, and all debts due to each of the Merging Corporations, on whatever account, as well as all other things in action or belonging to each of the Merging Corporations shall be vested in Surviving Corporation, and (d) all property, assets, rights, privileges, powers, franchises, immunities, and all and every other interest of the respective Merging Corporations, shall become the property of Surviving Corporation. The title to any real estate vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the Merger.

          1.5.2 Liabilities and Obligations. As of the Effective Date, all debts, liabilities and duties of the Merging Corporations shall attach to Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, and duties had been incurred or contracted by Surviving Corporation. All rights of creditors and all liens upon any property of either of the Merging Corporations shall be preserved unimpaired after the Merger.

     1.6  Corporate Matters.

          1.6.1 Articles of Incorporation. On the Effective Date, the Articles of Incorporation of Surviving Corporation shall be repealed in their entirety, and the Articles of Incorporation attached to the Articles of Merger shall be adopted as the Articles of Incorporation of the Surviving Corporation.

          1.6.2 Bylaws. On or immediately after the Effective Date, the Bylaws of the Surviving Corporation shall be repealed in their entirety and the Amended and Restated Bylaws, in substantially the form attached as Exhibit B, shall be adopted as the Bylaws of Surviving Corporation.

          1.6.3 Directors. On the Effective Date, the following individuals shall be elected as the directors of Surviving Corporation and shall serve for the term specified in the Bylaws of the Surviving Corporation:

                    Donald A. Wright
                    Herman L. "Jack" Jones
                    Nick A. Gerde
                    Stephen L. Morel
                    Mark Morel

          1.6.4 Officers. On the Effective Date, the following individuals shall be elected as the officers of Surviving Corporation, to serve at the pleasure of the Board of Directors and in accordance with the Bylaws of Surviving Corporation:

               President           --    Stephen L. Morel
               Executive V.P.      --    Donald A. Wright
               V.P. Sales          --    Mark Morel
               V.P. Finance and
                 Secretary         --    Nick A. Gerde

          1.6.5  Principal Offices.  The principal office of
Surviving Corporation shall be the principal offices of PCTH, located at 434 Olds Station Road, Wenatchee, Washington.

     1.7 Closing. The closing of the transaction contemplated in this Agreement (the "Closing") shall take place at the office of Stoel Rives, 3600 One Union Square, 600 University Street, Seattle, Washington, at 11:00 a.m. on December 1, 1995, or at such other place and time as the parties shall agree (the "Closing Date").

                                 ARTICLE 2.

                       REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Morel and the Shareholders. Morel and each of the Shareholders represent and warrant, jointly and severally, to PCTH and Acquisition, that:

          2.1.1 Incorporation; Qualification; Articles and Bylaws. Morel is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted. Morel is not qualified as a foreign corporation in any jurisdiction. Morel has not received any written or oral notice within the last three years from any governmental official of any jurisdiction to the effect that Morel is required to be qualified or authorized to do business therein. The failure to qualify to do business in any jurisdiction has not had, and will not have, a material adverse effect on the business or financial condition of Morel. Morel has delivered to PCTH complete and accurate copies of Morel's Articles of Incorporation and Bylaws, each as amended to the date of this Agreement.

          2.1.2  Capitalization and Title to Outstanding Capital
Stock. Morel has authorized capital stock consisting of 2,500 shares of common stock, $100 par value ("Morel Common Stock") and 2,500 shares of non-voting common stock, $2,000 par value ("Non-voting Stock"). The Non-voting Stock evidences only the right to receive repayment of a debt to the holder thereof. On the date of this Agreement, 416 shares of Morel Common Stock and 87.5 shares of Non-voting Stock are outstanding. All of the Nonvoting Stock will have been retired before Closing. All of the outstanding shares of capital stock of Morel have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of Morel have been issued in violation of or are subject to any preemptive or similar rights granted to any former or existing shareholder pursuant to law, Morel's Articles of Incorporation, Bylaws or otherwise. Other than pursuant to this Agreement or as described in Schedule 2.1.2, (a) there is no subscription, option, warrant, call, right, agreement or commitment granted or issued by or binding upon Morel or any shareholder of Morel (i) relating to the issuance, sale, delivery, voting, transfer, ownership or other rights to or affecting any shares of Morel's capital stock or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for shares of Morel's capital stock, or (ii) relating to the payment of amounts measured by changes in the value or price of any capital stock of Morel, and (b) Morel has no obligation of any kind to issue any additional securities. Except as described on Schedule 2.1.2, with respect to the Nonvoting Stock, Morel has no outstanding obligations to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. Schedule 2.1.2 sets forth a complete and accurate list of the shareholders of Morel as of the date hereof, indicating the number of shares of Morel Common Stock and Nonvoting Stock held by each. Except as set forth on Schedule 2.1.2, all of the outstanding shares of capital stock of Morel are owned beneficially and of record as set forth on the Schedule 2.1.2, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations.

          2.1.3 No Subsidiaries. Morel does not own and has never owned, directly or indirectly, any outstanding capital stock or other ownership interest (or securities, rights or other interests convertible into capital stock or other ownership interest) in any other entity.

          2.1.4 Authority; Authorization. Morel has full corporate power and corporate authority, and each Shareholder has full power and authority, to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations under this Agreement. This Agreement has been duly and validly authorized by the Board of Directors and shareholders of Morel, has been duly and validly executed and delivered by Morel and the Shareholders, and constitutes the valid and binding obligation of Morel and each of the Shareholders, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of Morel and the Shareholders, other than the Articles of Merger, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Morel or the consummation by Morel of the transactions contemplated in this Agreement.

          2.1.5  Financial Matters.

               a. Financial Statements. Morel has provided to PCTH true and correct copies of the its (a) reviewed balance sheets, statements of income and statements of cash flow for the fiscal years ended June 30, 1994, 1993 and 1992, and its audited balance sheet, statement and income and statement of cash flow for the fiscal year ended June 30, 1995, including the related notes (collectively, the "Historical Financial Statements"), and (b) balance sheet as of September 30, 1995 (the "Current Balance Sheet") and the related statement of income and statement of cash flows for the period then ended (collectively, the "Current Financial Statements"). The Historical Financial Statements and the Current Financial Statements are collectively referred to as the "Morel Financial Statements." The Morel Financial Statements are, to the best knowledge of the Morel and the Shareholders after discussions with Morel's auditors, complete and accurate and, as of their respective dates, present fairly the financial position, results of operations, and changes in financial position of Morel as of the dates and for the periods indicated therein in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except as otherwise indicated therein or in the notes thereto, subject, in the case of the Current Financial Statements, to year-end audit adjustments and any other adjustments described therein.

               b. Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.1.5(b), and except for current liabilities incurred after September 30, 1995, in the ordinary course of business and of a type and in an amount consistent with past practices, Morel does not have any liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is not accrued, reserved against, or disclosed in the Morel Financial Statements.

               c. Accounts Receivable. Schedule 2.1.5(c) contains a complete and accurate list of all of the receivables of Morel (including accounts receivable, notes receivable and advances) that are reflected in the Current Balance Sheet or that have been billed since the date of the Current Balance Sheet (collectively, the "Receivables"). Except as set forth on Schedule 2.1.5(c), all of the Receivables reflect actual bona fide transactions and arose in the ordinary course of business. Each of the Receivables can be fully collected when due and in any event within 120 days after Closing, without resort to litigation and without offset, deduction or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with Morel's prior practices, as reflected in the Current Balance Sheet.

               d. Inventories. The inventories of Morel, whether finished goods, work in process or raw materials, shown on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The present quantities of all inventories of Morel are reasonable and warranted in the present circumstances of its business, in accordance with the past practices of Morel.

          2.1.6 Litigation. Except as set forth on Schedule 2.1.6, there is no material claim, litigation, proceeding or investigation of any kind pending by Morel or against Morel or the officers or directors of Morel in their capacities as such, or against the properties or business of Morel, and, to the best knowledge of Morel and the Shareholders, no such claim, litigation, proceeding or investigation has been threatened, and there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of Morel and the Shareholders, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant hereto. For purposes of this Section 2.1.6, "material claim" means any claim exceeding $10,000, exclusive of interest and attorney fees.

          2.1.7  Absence of Changes.  Except as set forth on
Schedule 2.1.7, since June 30, 1995, Morel has not:

               a. Adverse Changes. Suffered or been threatened with any adverse change in its business, results of operations, financial condition, properties, assets or prospects;

               b. Damage. Suffered any damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of its assets or properties;

               c. Dividends. Declared, set aside or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, or directly or indirectly repurchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payment to or for the account of its shareholders;

               d. Compensation. Increased the rate or terms of compensation payable or to become payable to any director, officer or key employee; changed the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment, severance or arrangement made to, for or with any employee; paid any special bonus or remuneration; executed or amended any written employment contract; or made any change in personnel policies;

               e. Expenditures. Entered into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing; any purchase, acquisition, sale or other disposition of assets; any lease or sublease; any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another; or any amendment, modification or termination of any existing agreement, commitment or transaction), except agreements, commitments or transactions in the ordinary course of business or as contemplated in this Agreement that will be performed in less than one year and do not involve the payment of, or obligation to pay, an amount greater than $10,000 in respect of any such agreement, commitment or transaction;

               f.   Accounting Changes.  Made any change in
accounting methods, principles or practices;

               g. Sales of Stock. Issued or sold any capital stock or issued or granted any option, warrant or right to purchase any capital stock or any security exercisable for the purchase of or convertible into capital stock or relating to the payment of amounts measured by changes in the value or price of any capital stock, or made any commitment to do any of the foregoing;

               h. Articles and Bylaws. Amended its Articles of Incorporation or Bylaws;

               i.   Business Not in the Ordinary Course.
Conducted any business which is outside the ordinary course of business or not substantially in the manner that it previously conducted its businesses;

               j. Liabilities. Except as set forth on Schedules 2.1.5(b) and 2.1.6, incurred any material liability which, either individually or in the aggregate, is material to its business, results of operations, financial condition, properties, assets or prospects. For purposes of this
Section 2.1.7(j), "material liability" means any liability exceeding $10,000, exclusive of interest and attorney fees.

               k. Encumbrances. Encumbered or consented to the encumbrance of any of its property or assets, except in the ordinary course of business;

               l. Labor. Experienced pending or threatened labor disputes, organizational activities or disturbances affecting in an adverse manner its business, results of operations, financial condition, properties, assets or prospects;

               m. Customers. Received any indication from any customer that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from Morel in any material amount for any reason other than normal business activity; or

               n. Further Adverse Changes. Experienced or been threatened with any change in its assets, liabilities, licenses, permits or franchises, or in any agreement to which it is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have an adverse effect on its business, results of operations, financial condition, properties, assets or prospects.

          2.1.8 Taxes. Except as set forth on Schedule 2.1.8, with respect to Taxes (as defined below):

               a. Returns. Morel has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by Morel, and all such Returns are true, correct and complete in all material respects. There are not now any extensions of time in effect with respect to the dates on which any Returns were or are due to be filed.

               b. Payment. Morel has, within the time and in the manner prescribed by law, paid (and until Closing will pay, within the time and in the manner prescribed by law) all Taxes that are due and payable by Morel.

               c. Tax Liens. There are no liens for Taxes upon the assets of Morel, except liens for Taxes not yet due.

               d. Statute of Limitations; Deficiencies. Either the statute of limitations for the assessment of federal income tax has expired for all federal income tax returns of Morel or such returns have been examined by the Internal Revenue Service, for all periods through June 30, 1992. Morel has not given any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No deficiency for any Taxes has been proposed, asserted or assessed against Morel which has not been resolved and paid in full. No issue has been raised through the date of this representation which reasonably could be expected to result in a deficiency.

               e. Withholding. Morel has complied (and until Closing will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from wages and other amounts paid or owing to any employee, creditor, independent contractor or any third party, and paid over to the proper government authorities, all amounts required to be so withheld and paid over under all applicable laws.

               f. Copies of Returns. Morel has delivered to PCTH true and complete copies of all federal, state and foreign tax returns filed by Morel for taxable years ending subsequent to 1991.

               g. Definition. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind, or including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges (together with any interest and any penalties) imposed by any taxing authority (domestic or foreign) upon or payable by Morel.

          2.1.9 Compliance with Laws. Except as set forth on Schedule 2.1.9, Morel has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws and regulations. Morel is not in violation of any applicable laws or regulations. Morel is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or threatened with a charge of, a violation of any provision of any applicable law or regulation.

          2.1.10  Contracts.

               a. Contracts and Commitments. Schedule 2.1.10 contains a list of all of the contracts or agreements to which Morel is a party or by which it or any of its property is subject or bound in the following categories: (i) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements and other evidences of indebtedness with respect to any indebtedness the principal amount of which exceeds $20,000; (ii) contracts or agreements with any director, officer or shareholder of Morel; (iii) leases of real property and leases of equipment or other personal property under which Morel is the lessee and under which rental payments exceed $10,000 annually; (iv) letters of intent, commitments, option agreements, earnest money agreements, or other similar agreements pertaining to the lease, purchase or sale of any real property; (v) licenses and sublicenses material to Morel; (vi) contracts or agreements providing for payments to or by Morel in excess of $10,000 on an annual basis or any contract with a term exceeding one year; and (vii) any contract or agreement not falling within any of the foregoing categories but nevertheless material to Morel (collectively, the "Contracts").

               b. Validity; Absence of Defaults. To the best knowledge of Morel and the Shareholders, all of the Contracts are valid, binding and enforceable in accordance with their terms. To the best knowledge of Morel and the Shareholders, Morel is not in default under or in violation of any provision of any Contract. No third party has asserted any claim, dispute or controversy with Morel or withheld payments from or performance to Morel with respect to any Contract that has not been resolved. Morel has received no notice or warning of alleged nonperformance or other noncompliance with respect to its obligations under any

Contract or any notice that any such Contract may be totally or partially terminated or suspended by the other party or parties thereto. Provided that Morel shall have obtained and delivered to PCTH any consents and approvals to the transactions contemplated in this Agreement, as specified in Schedule 2.1.21 and required under the Contracts, neither the execution and delivery of this Agreement by Morel nor the consummation by it of the transactions contemplated hereby will conflict with, violate, result in a breach of, or constitute a default under any of the Contracts or result in the creation of any lien or encumbrance upon the assets of Morel.

          2.1.11 Intellectual Property. Morel owns no patents. Except for the patterns, forms and tooling that belong to customers and are used in the ordinary course of business, Morel owns, or has a valid and binding license or licenses (as to which there are no defaults by any of the parties thereto) to use, all trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of Morel's business as now conducted and as proposed to be conducted.
There are no licenses or other agreements under which Morel has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by Morel is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party. The conduct of the business of Morel does not conflict with or infringe upon any Intellectual Property rights of any other person, and no claims of conflict or infringement are pending or threatened against Morel.

          2.1.12 Insurance. Schedule 2.1.12 contains a complete and accurate list of all insurance policies maintained by Morel covering any property or asset of, or otherwise insuring, Morel. All such policies are in full force and effect, all premiums covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are valid and currently in force. Such insurance policies are sufficient for compliance with all requirements of law and agreements to which Morel is a party and provide insurance coverage comparable to that of companies similarly situated. Morel has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier during the past three-year period. Complete and accurate copies of all policies and endorsements thereto have been delivered to PCTH.

          2.1.13  Environmental Matters.

               a. Definitions. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Asbestos-Containing Material" means any material containing more than one percent by weight of asbestos. "Prior Property" means any real property previously owned, leased, controlled, operated or occupied by Morel.

               b. Hazardous Substances. Except as specifically described in Schedule 2.1.13, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released in, on, under or from the Real Property (as defined in Section 2.1.17(a) below) or the Prior Property. Except as described in Schedule 2.1.13, no Hazardous Substance (i) is or has been used, treated, stored, generated, manufactured or otherwise handled on the Real Property or the Prior Property, or (ii) has otherwise come to be located in, on or under the Real Property or the Prior Property. To the best knowledge of Morel and the Shareholders, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released in, on, under or from property adjacent to or in the immediate vicinity of the Real Property or the Prior Property.

               c. Asbestos; PCBs; Underground Storage Tanks. None of the buildings, structures, fixtures or equipment on the Real Property contains any Asbestos-Containing Material, urea formaldehyde foam insulation, polycholorinated biphenyls in concentrations greater than 50 parts per million (including in any electrical equipment located on the Real Property), or any other Hazardous Substance which is prohibited or regulated when present in buildings, structures, fixtures or equipment. Except as set forth on Schedule 2.1.13, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on the Real Property, including any underground storage tanks in use, out of service, closed or decommissioned in place. Except as set forth on
Schedule 2.1.13, all underground storage tanks previously on the Real Property or previously owned or operated by Morel have been properly decommissioned in compliance with all applicable Environmental Laws.

               d. Waste Disposal. All wastes generated by the business of Morel are and have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. Except as described on
Schedule 2.1.13, Morel has not arranged for the disposal or treatment of Hazardous Substances at, and has not transported or arranged for transportation on behalf of itself or any third party any Hazardous Substances to, any facility listed or proposed for listing on the National Priority List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System list ("CERCLIS") compiled by the Environmental Protection Agency or any similar or comparable list compiled or maintained by any state or local governmental authority.

               e. Site Lists. No portion of the Real Property or the Prior Property is listed or proposed for listing on the CERCLIS or the NPL, or any similar or comparable list compiled or maintained by any state or local governmental authority. Except as described on Schedule 2.1.13, neither Morel nor the Shareholders have received notice, or have knowledge, of any claim that Morel is a potentially responsible party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act or any similar or comparable state or local Environmental Law.

               f. Environmental Reports. Morel has disclosed and made available to PCTH true, complete and correct copies or results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by Morel pertaining to the existence of Hazardous Substances and any other environmental concerns relating to any of the Real Property, the Prior Property or the business of Morel.

          2.1.14 Labor Matters. Schedule 2.1.14 describes the status of Morel's only collective bargaining agreement with any labor union. Since January 1, 1992, there has not been any strike, slowdown, picketing or work stoppage by employees of Morel and no unfair labor practice charge, complaint or proceeding has been brought against Morel. Morel has complied in all material respects with all material laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, employment termination, occupational safety, equal opportunity and discrimination, plant closures and layoffs and notice thereof, hiring of non-U.S. citizens and the payment of social security and similar taxes, and no person has asserted, and to the knowledge of Morel and the Shareholders there is no basis for any person to assert, that Morel is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. For purposes of this Section 2.1.14, "material amount" means an amount exceeding $10,000, exclusive of interest and attorney fees.

          2.1.15 Employee Benefit Matters. With respect to the employees of Morel:

               a. Plans. Schedule 2.1.15 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit-sharing, savings, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by Morel for the benefit of any employee or former employee;

               b. Information Regarding Plans. With respect to each of the Plans, Morel has heretofore delivered to PCTH true and complete copies of each of the following documents: (i) a copy of such Plan (including all amendments thereto); (ii) a copy of the annual report, if required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to such Plan for the last two years; (iii) a copy of the actuarial report, if required under ERISA with respect to such Plan for the last two years; (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan; (v) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to such Plan, including without limitation service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the IRS with respect to such Plan if it is intended to be qualified under Section 401 of the Code.

               c. New Plans; Modifications. Morel has no plan or commitment, whether legally binding or not, to create any additional employee welfare benefit plan (as defined in Section 3(1) of ERISA) or employee pension benefit plan (as defined in Section 3(2) of ERISA), and has no plan or commitment to modify or change any existing pension plan or welfare benefit plan, other than changes to comply with applicable law, that would affect any employee of Morel;

               d. Continuing Benefits. Except for governmental plans and obligations, including but not limited to COBRA, no Plan provides death, medical or health benefits (whether or not insured) with respect to current or former employees of Morel after any such employee's retirement or other termination of service (other than (i) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to section 4980B of the Code, (ii) death benefits or retirement benefits under any pension plan, (iii) deferred compensation benefits accrued as liabilities on the books of Morel, or (iv) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary). "COBRA" means the continuation coverage requirements of Section 4980B of the Internal Revenue Code and Part 6 of Title I of ERISA.

               e. Determinations. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and there is no fact or circumstance that would materially and adversely affect such qualification; and

               f. Compliance. Each of the Plans has been and is maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and in accordance with all applicable laws, including but not limited to applicable provisions of ERISA and the Code. Neither Morel nor the Shareholders are aware of any pending or threatened assessment, complaint, proceeding or investigation with respect to any Plan.

          2.1.16 Other Employee Matters. Morel is not bound by or subject to (and none of its properties is bound by or subject to) any material written or oral, express or implied, employment contract, commitment or arrangement with any employee, including, without limitation any "golden parachute" agreement, and all employees of Morel are employees at will. Morel has provided PCTH with copies of and all relevant information regarding (i) vacation, holiday or sick leave policies or arrangements with employees, and (ii) compensation arrangements with employees and consultants, including compensation in the form of benefits, allowances, perquisites or otherwise.

          2.1.17  Title to and Condition of Property.

               a. Title to and Condition of Real Property. Schedule 2.1.17(a) contains a list of all real property owned or leased by Morel (the "Real Property"), including the dates of and parties to all leases and any amendments thereof. Except as described on Schedule 2.1.17(a), Morel has good and marketable fee simple title to any Real Property listed as owned by it on Schedule 2.1.17(a), free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, leases, charges, and other claims and encumbrances of any nature, except covenants, easements and restrictions of record. All Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the business of the Surviving Corporation. To the best knowledge of Morel and the Shareholders, neither the operations of Morel on any Real Property nor any improvements on the Real Property violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

               b. Title to and Condition of Tangible Personal Property.
Schedule 2.1.17(b) contains a complete and accurate list of all tangible personal property with a value in excess of $10,000 owned or leased by Morel (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. Morel has good and marketable title to all of the Tangible Personal Property listed as owned by it on Schedule 2.1.17(b), free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature, except as set forth on Schedule 2.1.17(b). Except as set forth on
Schedule 2.1.17(b), the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of the Surviving Corporation. To the best knowledge of the Shareholders, all Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          2.1.18 Permits and Licenses. Schedule 2.1.18 contains a complete and accurate list of all governmental licenses, permits and authorizations (collectively, "Permits") held by Morel. Except as set forth on Schedule 2.1.18, Morel holds all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. Morel is in compliance with each of the terms of each of the Permits, and there are no claims of violation by Morel of any Permit. Complete and accurate copies of all Permits held by Morel have been delivered to PCTH.

          2.1.19 Certain Interests. Except as set forth on Schedule 2.1.19, no current or former shareholder of Morel and no entity owned or controlled by any of them (a) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Morel, (b) is indebted to Morel, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with, Morel. Except as set forth on Schedule 2.1.19, Morel is not indebted to any shareholder, director or officer of Morel (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from Morel to any shareholder, officer, director or employee of Morel (or any entity owned or controlled by one or more of such parties).

          2.1.20 Certain Payments. Neither Morel nor any shareholder, officer or director of Morel, nor any other person or entity has, directly or indirectly, on behalf of or with respect to Morel or the business or operations of Morel (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Morel sells or from which Morel buys products for the purpose of influencing such agent or person to buy products from or sell products to Morel; (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of Morel.

          2.1.21 Consents and Approvals. Except as set forth on Schedule
2.1.21 (which includes a list of all consents, approvals, authorizations or filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by Morel or the Shareholders.

          2.1.22 Records. Except as described on Schedule 2.1.22, the books of account of Morel are complete and accurate in all material respects. Except as described on Schedule 2.1.22, to the best knowledge of Morel and the Shareholders, complete and accurate copies of the books and records of Morel have been made available for PCTH's review.

          2.1.23 Product Warranties, Recalls and Liabilities. Schedule
2.1.23 contains any standard forms of product warranties provided by Morel. Morel has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed on
Schedule 2.1.23.

          2.1.24 Brokers and Finders. Neither Morel nor any shareholder, officer, director or employee of Morel has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated in this Agreement.

          2.1.25 Customers and Suppliers. Schedule 2.1.25 sets forth (a) a true and correct list of the ten largest customers of Morel, in terms of sales, during the fiscal year ended June 30, 1995, and during the three months ended September 30, 1995, showing the approximate total sales to each such customer during such time periods; and (b) a true and correct list of the ten largest suppliers of Morel, in terms of purchases, during the fiscal year ended June 30, 1995, and during the three months ended September 30, 1995, showing the approximate total purchases from each such supplier during such time periods. There has not been any material adverse change in the business relationship of Morel with any customer or supplier named on Schedule 2.1.25. Except as set forth on Schedules 2.1.7 and 2.1.25, neither Morel nor the Shareholders have any reason to believe that any such customer or supplier intends to materially reduce the amount of business it conducts with Morel. However, neither Morel nor the Shareholders have received any assurance from any customer or supplier causing any such customer or supplier to be contractually obligated to any level of commitment to Morel.

          2.1.26 Restrictive Covenants. Morel is not a party to any agreement, contract or covenant limiting the freedom of Morel to compete in any line of business or with any person or other entity in any geographic area.

          2.1.27 Reliance. Morel and the Shareholders recognize and agree that, notwithstanding any investigation by PCTH, PCTH is relying upon the representations and warranties made by Morel and the Shareholders in this Agreement.

     2.2  Representations and Warranties of PCTH and Acquisition.
PCTH and Acquisition represent and warrant to Morel and the Shareholders that:

          2.2.1 Incorporation; Qualification; Articles and Bylaws. PCTH is a corporation duly organized and validly existing under the laws of the State of Nevada. Acquisition is a corporation duly organized and validly existing under the laws of the State of Washington. PCTH has all requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted. Acquisition was formed for the purpose of consummating the Merger, conducts no business, and has no liabilities or assets (other than the initial capital contribution of its sole shareholder).

          2.2.2 Capitalization and Title to Outstanding Capital Stock. PCTH has authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value ("PCTH Common Stock"). On the date of this Agreement, 6,308,059 shares of PCTH Common Stock are outstanding. There are no other classes of stock of PCTH. Acquisition has authorized capital stock consisting of 1,000,000 shares of Common Stock, no par value ("Acquisition Common Stock"). On the date of this Agreement, 100,000 shares of Acquisition Common Stock are outstanding and held by PCTH. All of the outstanding shares of capital stock of PCTH and Acquisition have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of PCTH or Acquisition have been issued in violation of or are subject to any preemptive or similar rights granted to any former or existing shareholder pursuant to law, their Articles of Incorporation, Bylaws or otherwise. Other than pursuant to this Agreement or as described on Schedule 2.2.2, (a) there is no subscription, option, warrant, call, right, agreement or commitment granted or issued by or binding upon PCTH or Acquisition (i) relating to the issuance, sale, delivery, voting, transfer, ownership or other rights to or affecting any shares of PCTH's, Acquisition's or Surviving Corporation's capital stock or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for shares of PCTH's, Acquisition's or Surviving Corporation's capital stock, or (ii) relating to the payment of amounts measured by changes in the value or price of any capital stock of PCTH, and
(b) PCTH has no obligation of any kind to issue any additional securities.

          2.2.3 Title to Shares. Upon effectiveness of the Merger, the Shareholders will acquire good title to the Shares issued pursuant to the Merger, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of any nature. The Shares issued to the Shareholders pursuant to the Merger will not be registered under the Securities Act of 1933, as amended, or pursuant to the blue sky laws of any state, and, except as provided in the Registration Rights Agreement set forth as Exhibit C to this Agreement, which provides certain piggy-back registration rights with respect to up to one-half of the Shares of each Shareholder, PCTH shall have no obligation to register the Shares.

          2.2.4 Authority; Authorization. PCTH and Acquisition have full corporate power and corporate authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out their obligations under this Agreement. This Agreement has been duly and validly authorized by the Boards of Directors of PCTH and Acquisition, has been duly and validly executed and delivered by PCTH and Acquisition, and constitutes the valid and binding obligation of PCTH and Acquisition, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of PCTH and Acquisition, other than reporting obligations of PCTH under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and filings that may be required to obtain exemptions from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), or from the blue sky laws of any state, and other than the filing of the Articles of Merger, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PCTH or Acquisition or the consummation by PCTH or Acquisition of the transactions contemplated in this Agreement.

          2.2.5  Financial Matters.

               a. Financial Statements. PCTH's annual report on Form 10-KSB for the fiscal year ended May 31, 1995, contains true and correct copies of PCTH's (a) audited balance sheets, statements of income and statements of cash flow for the fiscal years ended May 31, 1995 and 1994, including the related notes, each consolidated with respect to PCTH's subsidiaries, and PCTH's quarterly report on Form 10-QSB for the quarter ended August 31, 1995 (the "Form 10-QSB") contains true and correct copies of PCTH's balance sheet as of August 31, 1995, and its statement of income for the three months then ended (collectively, the "PCTH Financial Statements"). The PCTH Financial Statements are, to the knowledge of

PCTH, complete and accurate and, as of their respective dates, present fairly the consolidated financial position, results of operations, and changes in financial position of PCTH and its subsidiaries as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise indicated therein or in the notes thereto, subject, in the case of the interim financial statements, to year-end audit adjustments and any other adjustments described therein.

          2.2.6 Litigation. Except as described in the Form 10-QSB, there is no material claim, litigation, proceeding or investigation pending by PCTH or against PCTH or the officers or directors of PCTH in their capacities as such, or against the properties or business of PCTH, and, to the best knowledge of PCTH, no such claim, litigation, proceeding or investigation has been threatened and there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of PCTH, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant hereto.

          2.2.7  Absence of Changes.  Except as set forth on
Schedule  2.2.7, since August 31, 1995, PCTH has not:

               a. Adverse Changes. Suffered or been threatened with any adverse change in its business, results of operations, financial condition, properties or assets;

               b. Damage. Suffered any damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of its assets or properties;

               c. Dividends. Declared, set aside or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, or directly or indirectly repurchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payment to or for the account of its shareholders;

               d. Sales of Stock. Issued or sold any capital stock or issued or granted any option, warrant or right to purchase any capital stock or any security exercisable for the purchase of or convertible into capital stock or relating to the payment of amounts measured by changes in the value or price of any capital stock, or made any commitment to do any of the foregoing;

               e. Articles and Bylaws. Amended its Articles of Incorporation or Bylaws; or

               f.   Business Not in the Ordinary Course.
Conducted any business which is outside the ordinary course of business or not substantially in the manner that it previously conducted its businesses.

          2.2.8 Consents and Approvals. Except as set forth on Schedule
2.2.8 (which includes a list of all consents, approvals, authorizations or filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by PCTH or Acquisition.

          2.2.9 Brokers and Finders. Neither PCTH nor Acquisition, nor any shareholder, officer, director or employee of PCTH or Acquisition, has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated by this Agreement.

          2.2.10 Accuracy of Federal and State Securities Filings. To its best knowledge, no filing submitted by PCTH to any federal or state agency under the 1934 Act, the 1933 Act or similar state acts contains any false or misleading statement with respect to any material fact, or omits to state any material fact necessary in order to make the statements in this Agreement not false or misleading, in each case at the time such filing became effective.

                                 ARTICLE 3.

                     PRE-CLOSING CONDUCT AND AGREEMENTS

          From the date of this Agreement until the Effective Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by PCTH and Morel, the parties agree that:

     3.1 Representations and Warranties. PCTH, Acquisition, Morel and the Shareholders each agree not to take any action which would, as of the Effective Date, cause any warranties or representations contained in this Agreement and applicable to them to be false or misleading in any material respect. PCTH, Acquisition, Morel and the Shareholders agree to use their best efforts to (a) take all actions necessary to render accurate as of the Effective Date their respective representations and warranties contained in this Agreement, and (b) perform or cause to be satisfied each covenant or condition to be performed or satisfied by them prior to the Effective Date.

     3.2  Properties and Records.

          3.2.1 Access. PCTH and Morel shall each afford to the officers, employees, attorneys, accountants and other authorized representatives of the other, free and full access to all of their assets, properties, books and records, in order to afford as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of the other, and each shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation or to obtain temporary possession of any thereof as may be reasonably necessary; and each shall furnish or cause to be furnished to the other such reasonable financial and operating data and other information about its business, properties and assets which any of their respective officers, employees, attorneys, accountants or other authorized representatives may request.

          3.2.2 Confidentiality. Until the Merger has been consummated (and if the Merger is not consummated, at all times hereafter), PCTH, Acquisition, Morel and the Shareholders each agree not to disclose or use any information obtained in the course of their respective investigations. If the proposed Merger is not consummated, PCTH and Acquisition will return all returnable data and copies thereof to Morel and the Shareholders, and Morel and the Shareholders will return all returnable data to PCTH and Acquisition. Such obligation of confidentiality shall not extend to any information which is (a) shown to have been previously known by PCTH, Acquisition, Morel, or the Shareholders, as the case may be, (b) generally known to the public, (c) or made known to PCTH, Acquisition, Morel, the Shareholders, or the public by a third party.

     3.3  Corporate Issues.

          3.3.1 Governing Documents. Neither PCTH, Acquisition, nor Morel will make any change in their respective Articles of Incorporation or Bylaws.

          3.3.2 Capital Stock. Neither PCTH nor Morel will (a) issue or cause to be issued any additional shares of their capital stock, except shares of PCTH Common Stock which may be issued as described in Schedule 2.2.2, (b) effect any subdivision of their outstanding capital stock, purchase or redeem any capital stock, (c) declare, make or pay any dividend, distribution or payment in respect of their capital stock, or (d) grant or issue any options, warrants or other rights to acquire any capital stock or other of their equity securities, whether by conversion or otherwise, or make any commitment to do any of the above. Notwithstanding the foregoing, Morel shall modify the terms of its debt to Lena Morel by executing a promissory note in the amount of $200,000, in substantially the form attached as Exhibit D and canceling the Non-voting Stock certificates that previously represented such debt.

     3.4 Conduct of Morel's Business. Morel and the Shareholders shall keep Morel's business intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, and shall use their best efforts to keep available the services of Morel's directors, officers, employees and agents and to maintain the goodwill and reputation associated with its business. The parties understand and agree that (a) PCTH must be consulted on every material issue and matter which may affect the business or operations of Morel after the date of this Agreement, and (b) no such issue or matter shall be acted on without consent of PCTH. Subject to the foregoing, Morel and the Shareholders agree as follows (except to the extent that PCTH gives its prior written consent otherwise):

          3.4.1  Properties and Assets.

               a. Maintenance. Morel shall exercise its best efforts to maintain all of its properties and assets, tangible or intangible, in good operating condition and repair, and take all steps necessary to keep its operations functioning properly.

               b. Liens and Encumbrances. Morel shall not further encumber or permit to be further encumbered any of its properties or assets.

               c. Disposition. Morel shall not purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest any properties or assets other than in the ordinary and usual course of its business consistent with the representations and warranties contained in this Agreement and not in breach of any of the provisions of this Agreement.

          3.4.2 Compensation. Morel shall not grant any salary increase to, or increase the draw of, any of its officers, directors, or employees, or enter into any new, or amend or alter any existing, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement.

          3.4.3 Indebtedness. Morel shall not incur any bank indebtedness or make any borrowings, except for a $600,000 loan from the City of Entiat and the Washington Department of Community, Trade and Economic Development.

          3.4.4  Leases.  Morel shall not enter into any leases.

          3.4.5 Payments. Except as otherwise specified in this Agreement, Morel shall not pay any obligation or liability (fixed or contingent) or discharge or satisfy any lien or encumbrance, or settle any claim, liability or suit pending or threatened against it or any of its properties, except for liabilities on the Current Financial Statements or current liabilities incurred between September 30, 1995, and the Effective Date in the ordinary and usual course of business consistent with Morel's representations and warranties contained in this Agreement and not in breach of any of the provisions of this Agreement.

          3.4.6 Contracts and Agreements. Morel shall not enter into any contract, agreement or commitment not in the ordinary course of business, including without limiting the generality of the foregoing, any contract, agreement or commitment for the purchase of any materials or supplies.

          3.4.7 Shipments. Morel shall not, other than in the ordinary course of business, curtail purchases or accelerate shipments beyond customer requirements, nor shall it modify, amend, cancel or terminate any existing contracts or agreements.

          3.4.8 Insurance. Morel shall maintain in full force and effect its policies of insurance.

     3.5 Public Announcements. Promptly after the execution of this Agreement, PCTH shall issue a press release in a form reasonably satisfactory to Morel. Thereafter, PCTH and Morel will consult with each other with respect to any announcement to the public or any statement to their employees generally concerning or relating to the Merger. No party will make any announcement to the public without the prior written consent of the others, except for announcements which a party believes on the advice of such party's counsel to be required by applicable securities laws.

     3.6  Notice of Breach.

          3.6.1 By Morel and the Shareholders. Morel and the Shareholders will immediately give written notice to PCTH and Acquisition of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Morel or the Shareholders, or a failure by Morel or the Shareholders to comply with any covenant, condition or agreement contained in this Agreement.

          3.6.2 By PCTH and Acquisition. PCTH and Acquisition will immediately give written notice to Morel and the Shareholders of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by PCTH and Acquisition or a failure by PCTH or Acquisition or to comply with any covenant, condition or agreement contained in this Agreement.

                                 ARTICLE 4.

                           CONDITIONS TO CLOSING

     4.1 Conditions to the Obligations of PCTH and Acquisition. All obligations of PCTH and Acquisition under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by PCTH in writing:

          4.1.1 Authority. All corporate actions required to be taken by, or on the part of, Morel or the Shareholders to authorize the execution, delivery and performance of this Agreement by Morel and the Shareholders, and the consummation of the transactions contemplated in this Agreement, shall have been duly and validly taken by the Board of Directors and the Shareholders.

          4.1.2 Representations and Warranties. The representations and warranties of Morel and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of the Closing Date.

          4.1.3 Morel's and Shareholders' Performance. Each of the obligations of Morel and the Shareholders to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed.

          4.1.4 No Material Adverse Change. There shall have been, between the date of this Agreement and the Closing, no material adverse change in the condition, financial or otherwise, of Morel.

          4.1.5 Approvals; Consents. All required approvals, consents and waivers with regard to the transactions contemplated by this Agreement shall have been obtained or waived, and PCTH and Acquisition shall have received copies of such consents and waivers in a form acceptable to PCTH and Acquisition.

          4.1.6 Certificate. Morel and the Shareholders shall have delivered to PCTH and Acquisition a certificate to the effect of Sections
4.1.1 through 4.1.5, signed by the President of Morel and by the Shareholders.

          4.1.7 Capital Stock. The Shareholders shall have delivered to PCTH the certificates evidencing the Morel Common
Stock, for cancellation and issuance of stock certificates representing the Shares.

          4.1.8 Lena Morel Debt. PCTH and Acquisition shall have received evidence satisfactory to them that the debt represented by the Non-voting Stock has been modified by execution of the promissory note referred to in
Section 3.3.2 and cancellation of the Non-voting Stock certificates that previously represented the debt.

          4.1.9  Shareholders' Accounts Receivable.  The
outstanding accounts of the Shareholders with Morel, as set forth on Schedule 2.1.19, shall have been converted into compensation by Morel's Board of Directors and paid, and there shall be no other accounts receivable from or payable to the Shareholders by the Company other than for compensation coming due in the ordinary course of business.

          4.1.10 Shareholders Agreement. PCTH and Acquisition shall have received evidence satisfactory to them that the Shareholders Agreement between each of the Shareholders and Morel dated February 1, 1992, has been terminated.

          4.1.11 Employment Agreements. The Shareholders shall have executed and delivered Employment Agreements in substantially the forms attached as Exhibits E and F.

          4.1.12 Further Documents. Morel and the Shareholders shall have executed and delivered all such other documents and performances as are, in the opinion of PCTH and its counsel, consistent with the terms of, and required to consummate the transactions contemplated by, this Agreement.

     4.2 Conditions to the Obligations of Morel and the Shareholders. All obligations of Morel and the Shareholders under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by Morel or the Shareholders in writing:

          4.2.1 Authority. All actions required to be taken by, or on the part of, PCTH and Acquisition to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken.

          4.2.2 Securities Filings. PCTH shall be current in the filing of any reports required to be filed by it pursuant to the 1934 Act. No stop order or similar restraining order shall have been threatened or entered by the SEC or any state securities administrator.

          4.2.3 Representations and Warranties True at the Effective Date. At the Effective Date, the representations and warranties of PCTH and Acquisition contained in this Agreement will be true and correct in all material respects at and as of such time, except to the extent affected by the transactions contemplated by this Agreement.

          4.2.4 PCTH's and Acquisition's Performance. Each of the obligations of PCTH and Acquisition to be performed by it on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed at the Effective Date.

          4.2.5 President's Certificate. PCTH and Acquisition shall have each delivered to Morel and the Shareholders a certificate to the effect of Sections 4.2.1 through 4.2.4, signed by the Presidents of PCTH and Acquisition.

          4.2.6 Delivery of Shares. PCTH shall have made arrangements satisfactory to the Shareholders with its transfer agent for delivery to the Shareholders of certificates representing the Shares.

          4.2.7 Registration Rights Agreement. PCTH shall have executed and delivered the Registration Rights Agreement, in substantially the form attached as Exhibit C.

          4.2.8  Employment Agreements.  The Surviving
Corporation shall have executed and delivered the Employment
Agreements in substantially the forms attached as Exhibits E and F.

          4.2.9 Further Documents. PCTH and Acquisition shall have executed and delivered all such other documents and performances as are consistent with the terms of, and required to consummate the transactions contemplated by, this Agreement.

                                 ARTICLE 5.

                    POST-CLOSING CONDUCT AND AGREEMENTS

     5.1 PCTH Contribution. After the Effective Date, PCTH shall contribute a total of $2,000,000, as and when needed, to Surviving Corporation (the "Capital Contribution"), as follows:

          5.1.1 Specific Debts. PCTH shall pay in full each of the obligations of Morel set forth on the attached Schedule 5.1 from the Capital Contribution, in the order and at such times as determined by PCTH in its sole discretion;

          5.1.2 Working Capital. PCTH shall contribute the balance, as and when needed, of the Capital Contribution to Surviving Corporation in cash or cash equivalent to supplement Surviving Corporation's working capital, which funds shall be subject to expenditure only upon the approval of management of PCTH; and

          5.1.3 Characterization. Surviving Corporation shall reflect the amounts of each such payment and cash contribution on its books of account, at the time each such payment or cash contribution is made, as a capital contribution by PCTH.

     5.2 Boards of Directors. After the Effective Date, PCTH shall use its best efforts to encourage the Board of Directors of PCT Holdings, Inc., a Washington corporation and wholly-owned subsidiary of PCTH ("PCTH-WA"), to nominate each of the Shareholders to the Board of Directors of one of PCTH-WA's subsidiaries.

     5.3 Personal Property. Schedule 5.3 lists the personal property located on the Morel premises that is not owned by Morel, but that is the personal property of the Shareholders. At any time after Closing, the Shareholders may remove such personal property from Morel's premises.

     5.4 Insurance. After the Closing Date, the Shareholders shall be entitled to coverage under such director's liability insurance policies as are generally available to the directors of the corporations affiliated with PCTH upon whose Boards of Directors the Shareholders sit, under the same terms and conditions as the policies covering the other directors of such corporations.

     5.5 Employee Plans. Unless and until otherwise determined by or with the authorization of the Board of Directors of the Surviving Corporation, all pension and retirement plans of Morel and all other plans, agreements, or arrangements of Morel relating to its employees or any of them, in force on the Effective Date of the Merger, shall continue in effect and shall be applicable to the persons who would have been covered thereby as if the Merger in this Agreement had not been effected.

     5.6 Attorneys' Fees. PCTH shall pay up to $14,000 of the attorneys' fees incurred by Morel and the Shareholders in connection with the transactions contemplated by this Agreement subject to PCTH's approval of the invoices for such fees. The Shareholders shall be personally responsible for all attorneys' fees exceeding such amount.

     5.7 Further Actions. The parties and the Surviving Corporation shall each execute all such other documents and shall take all such other actions as may be necessary or advisable to make this Agreement and the Merger effective, and to carry out the intent of this Agreement.

                                 ARTICLE 6.

                              INDEMNIFICATION

     6.1  Indemnification by the Shareholders.

          6.1.1 General Indemnification. Notwithstanding any investigation by PCTH and subject to Section 6.3.1, from and after the Closing, the Shareholders, jointly and severally, shall indemnify, hold harmless and defend PCTH and its subsidiaries (including without limitation the Surviving Corporation), shareholders, affiliates, officers, directors, employees, agents, successors and assigns (the "PCTH Indemnified Persons") from and against, and reimburse each of them with respect to, any and all losses, damages, liabilities, costs, and expenses, including without limitation interest, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of them based on or arising out of: (a) any material breach or inaccuracy of any representation or warranty of Morel or the Shareholders made in this Agreement or any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively the "Related Documents"), or (b) any material failure by Morel or the Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or Related Documents.

          6.1.2 Specific Indemnification. The Shareholders agree to defend, indemnify and hold the PCTH Indemnified Persons harmless from (a) any interest in or claim that Paul Morel or A.
O. Powell, Jr. may have against any of Morel's capital stock, including without limitation Morel Stock Certificate No. 13, and
(b) any right to repayment or other claim that Paul Morel may have against Morel, including, without limitation, any claim of a right to repayment under Bond No. 3 between Morel and Paul
Morel dated July 1, 1980.   This indemnification obligation shall
not be subject to the limitations set forth in Section 6.3.1.

     6.2 Indemnification by PCTH. Notwithstanding any investigation by Morel or the Shareholders, and subject to Section 6.3.2, from and after the Closing, PCTH shall indemnify, hold harmless and defend the Shareholders and their agents, successors, heirs and assigns from and against, and reimburse each of them with respect to, any and all Damages incurred by any of them based on or arising out of: (a) any material breach or inaccuracy of any representation or warranty of PCTH or Acquisition made in this Agreement or any Related Document; or (b) any material failure by PCTH or Acquisition to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document.

     6.3  Limits on Indemnification.

          6.3.1 Limits on Liability of the Shareholders. Notwithstanding the foregoing, the liability of the Shareholders under Section 6.1.1, but not under Section 6.1.2, shall be subject to the following limitations:

               a. Indemnification Period. Except as otherwise specified herein, no claim for indemnity will be effective if not made within three years after the Closing Date (the "Indemnification Period"). Claims based upon the assertion that either of the Shareholders had actual knowledge that a representation or warranty made by Morel or the Shareholders was materially false when made or was made with the intent to deceive, and claims based on Section 6.1.2, may be made at any time up to the applicable statute of limitations.

               b. Amount of Indemnification. The maximum aggregate amount of each Shareholder's liability for claims made during the Indemnification Period shall be limited to an amount of cash equal to the Fair Market Value of a percentage of the Shares received by him pursuant to this Agreement, on the schedule set forth below:

     If claim is made within:                % of Shares
     -----------------------                 -----------
     0 through 12 Months after Closing            40%
     13 through 24 Months after Closing           30%
     25 through 36 Months after Closing           20%
     37 months after Closing and beyond           0%

The "Fair Market Value" of the Shares shall be deemed to be the closing bid price of the PCTH Common Stock on the NASDAQ SmallCap Market on the Closing Date. The Shareholders may pay their liability for any such claims in cash or by delivering to PCTH Shares having a value equal to the amount of the claim, based on the Fair Market Value of the Shares. Notwithstanding the above, there shall be no limit on each Shareholders' liability for claims based upon the assertion that either of the Shareholders had actual knowledge that a representation or warranty made by Morel or the Shareholders was materially false when made or was made with the intent to deceive, or claims based on Section 6.1.2.

          6.3.2  Limits on Liability of PCTH.  The liability of
PCTH pursuant to Section 6.2 is limited as follows:

               a. Indemnification Period. No claim for indemnity will be effective if not made within three years after the Closing Date, other than claims based upon the assertion that PCTH had actual knowledge that a representation or warranty made by PCTH or Acquisition was materially false when made or was made with the intent to deceive, which claims may be made at any time up to the applicable statute of limitations.

               b.   Amount of Indemnification.  The maximum
aggregate amount of PCTH's liability at any given time is limited to the Fair Market Value of the percentage of the Shares set forth on the schedule in Section 6.3.1(b).

     6.4  Indemnification Procedure.

          6.4.1  Third Party Claims.

               a. Each indemnified party will, promptly after obtaining knowledge of a claim, provide the indemnifying party with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 6 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               b. The indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this indemnification under this Article 6 and, if so, whether the indemnifying party elects to undertake, conduct and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               c. If within 15 days after its receipt of the claim notice the indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of a Third Party Claim, the indemnified party shall reasonably cooperate with the indemnifying party, including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as the indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, if it waives any right to indemnification therefor by the indemnifying party.

               d. If the indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of a Third Party Claim, or if the indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party.

          6.4.2  Non-Third Party Claims.

               a. Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under this Article 6, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               b. The indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

     6.5 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 6 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity. A party's failure to give timely notice of a claim will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

                                 ARTICLE 7.

                                TERMINATION

     7.1 Right to Terminate. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

          7.1.1  Mutual Consent.  By mutual consent of PCTH and
Morel.

          7.1.2 Delay. By either PCTH or Morel, if the Closing shall not have occurred by December 31, 1995; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          7.1.3 Breach by PCTH or Acquisition. By Morel, if PCTH or Acquisition breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their agreements contained here.

          7.1.4 Breach by Morel or the Shareholders. By PCTH, if Morel or either of the Shareholders breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their agreements contained herein.

     7.2 Certain Obligations to Cease. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties to this Agreement shall terminate and there shall be no liability of any party hereto to any other party, except: (a) for breaches of Section 3.2; (b) that nothing herein will relieve any party from liability for any willful breach of this Agreement; and (c) PCTH shall pay all expenses of Morel for the audit of its financial statements for the most recent two fiscal years. Notwithstanding the above, if this Agreement is terminated by PCTH under
Section 7.1.2 due to Morel's or the Shareholder's failure to close despite PCTH's willingness to close, subject to the fulfillment or waiver of the conditions contained in Section 4.2, PCTH shall only pay one-half of such auditing expenses.

                                 ARTICLE 8.

                          MISCELLANEOUS PROVISIONS

     8.1 Exhibits; Schedules. Each Exhibit to this Agreement and each Schedule delivered pursuant to the terms of this Agreement is incorporated into this Agreement by reference.

     8.2 Governing Law. This Agreement and the Merger shall be governed by and construed in accordance with the internal laws of the State of Washington.

     8.3 Notices. Any notice or other communications required or permitted under this Agreement shall be sufficiently given if in writing and shall be deemed given or made when delivered personally, by facsimile, or by courier (with signed receipt), or three days after sent by certified or registered mail, return receipt requested, to the following addresses or to such other address as a party may designate in writing to the others:

     If to Morel (prior to the Effective Date):

               Morel Industries, Inc.
               14351 Shamel Street
               P.O. Box 678
               Entiat, WA 98822
               Attn: Stephen L. Morel
               Fax No.:  (509) 784-1201

          with a copy to:

               Jerome D. Carpenter, Esq.
               Inslee, Best, Doezie & Ryder
               777 108th Avenue N.E., Suite 1800
               Bellevue, WA 98104
               Fax No.:  (206) 635-7720

     If to the Shareholders:

               Stephen L. Morel
               224 Stoneybrook Lane
               Wenatchee, WA 98801
               Fax No.:  (509) 784-1201

               Mark Morel
               2014 Broadway N.
               Wenatchee, WA 98801
               Fax No.:  (509) 784-1201
          with a copy to:

               Jerome D. Carpenter, Esq.
               Inslee, Best, Doezie & Ryder
               777 108th Avenue N.E., Suite 1800
               Bellevue, WA 98104
               Fax No.:  (206) 635-7720

     If to PCTH or to Acquisition:

               PCT Holdings, Inc.
               434 Olds Station Road
               Wenatchee, Washington  98801
               Attn:  Donald A. Wright, President
               Fax No.: (509) 664-6868

          with a copy to:

               Sheryl A. Symonds
               Stoel Rives
               3600 One Union Square
               600 University Street
               Seattle, WA 98101
               Fax No.: (206)386-7500

     8.4 No Assignment. This Agreement may not be assigned by operation of law or otherwise.

     8.5 Titles and Captions. The section titles, captions and headings in this Agreement are for convenience only and shall not be deemed part of this Agreement or in any way intended to define, limit, extend or define the scope or intent of any provisions of this Agreement.

     8.6 Waiver. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party by notice pursuant to this Agreement may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

     8.7 Amendment. This Agreement may be amended with respect to any provision contained herein by a written instrument duly executed on behalf of each party hereto.

     8.8 Severability. If any condition, covenant or other provision in this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed reformed and valid to the extent of the scope or breadth permitted by law.

     8.9 Rights and Remedies. The rights and remedies of the parties under this Agreement shall not be mutually exclusive and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provision.

     8.10 Attorneys' Fees. In the event of any legal action arising from or relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all of the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in legal action.

     8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     8.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between parties, written or oral, as to the subject matter of this Agreement.

Executed as of the date first written above.


                              MOREL:

                              MOREL INDUSTRIES, INC.



                              By /s/ STEPHEN L. MOREL
                                -----------------------------
                                   Stephen L. Morel
                                   Its President



                               SHAREHOLDERS:

                              /s/ STEPHEN L. MOREL
                              -------------------------------
                              STEPHEN L. MOREL


                              /s/ MARK MOREL
                              -------------------------------
                              MARK MOREL

                              PCTH:


                              PCT HOLDINGS, INC., a Nevada
                                corporation



                              By /s/ DONALD A. WRIGHT
                                -----------------------------
                                   Donald A.  Wright
                                   Its President


                              ACQUISITION:

                              MOREL ACQUISITION CORPORATION



                              By /s/ DONALD A. WRIGHT
                                -----------------------------
                                   Donald A.  Wright
                                   Its President

                      SPOUSAL CONSENTS


          The undersigned hereby consent to the execution of this Agreement by their respective spouses, individually and on behalf of their respective marital communities.



/s/ KATHRYN M. MOREL
-----------------------------------
Kathryn M. Morel



/s/ MARISA MOREL
-----------------------------------
Marisa Morel